Exhibit 10.39

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), effective March 18, 2014, is made and entered into by and between DOLLAR GENERAL CORPORATION (the “Company”) and JOHN W. FLANIGAN (“Employee”).  Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Employment Agreement (as defined below).

WITNESSETH:

WHEREAS, the Company and Employee have previously entered into an Employment Agreement by and between the Company and Employee dated March 24, 2013 (the “Employment Agreement”); and

WHEREAS, the Company and Employee desire to amend the Employment Agreement solely to remove the gross-up payment for excise taxes, together with any interest and penalties, applicable under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) for “excess parachute payments” within the meaning of Section 280G of the Code.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Employment Agreement, effective as of the date hereof, as follows:

1.         Section 12 of the Employment Agreement entitled “Effect of 280G” is hereby deleted in its entirety and replaced with the following:

12.       Effect of 280G.  Any payments and benefits due under Section 11 that constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (“Code Section 280G”), plus all other “parachute payments” as defined under Code Section 280G that might otherwise be due to the Employee (collectively, with payments and benefits due under Section 11, “Total Payments”), shall be limited to the Capped Amount.  The “Capped Amount” shall be the amount otherwise payable, reduced in such amount and to such extent so that no amount of the Total Payments would constitute an “excess parachute payment” under Code Section 280G. Notwithstanding the preceding sentence but contingent upon Employee’s timely execution and the effectiveness of the Release attached hereto and made a part hereof as provided in Section 11, the Employee’s Total Payments shall not be limited to the Capped Amount if it is determined that Employee would receive at least $50,000 in greater after-tax proceeds if no such reduction is made. The calculation of the Capped Amount and all other determinations relating to the applicability of Code Section 280G (and the rules and regulations promulgated thereunder) to the payments contemplated by this Agreement shall be made by the tax department of an independent public accounting firm, or, at Company’s discretion, by a compensation consulting firm, and such determinations shall be binding upon Employee and the Company. Unless Employee and the Company shall otherwise agree (provided such agreement does not cause any payment or benefit hereunder which is deferred compensation covered by Section 409A of the Internal Revenue Code to be in non-compliance with Section 409A of the Internal Revenue Code), in the event the Total Payments are to be reduced, the Company shall reduce or eliminate the payments or benefits to Employee by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the “change in ownership or control” (within the meaning of Code Section 280G).  Any reduction pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Employee’s rights and entitlements to any benefits or compensation.

2.         In all other respects, the Employment Agreement shall remain in full force and effect, subject to any other amendments that may be adopted from time to time.

3.         This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original Amendment, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute this Amendment.

DOLLAR GENERAL CORPORATION

		By:	/s/ Robert D. Ravener

		Its:	EVP, Chief People Officer

Date:	3/18/14

“EMPLOYEE”

/s/ John W. Flanigan

Date:	3/18/14

		Witnessed By:	/s/ Christine Connolly